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                                                                                                                      Exhibit 12.1
                                                                                                                        5/28/2003
                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002
                       and the year to date March 31, 2003
                                                                                                                           Three
                                                                                                                           Months
                                                                                                                           Ended
                                                                                 Year ended December 31,                  March 31,
                                                    -------------------------------------------------------------------------------
                                                          1998          1999          2000         2001           2002         2003
                                                          ----          ----          ----         ----           ----         ----
 ---------------------------------------------------------------------------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                        $  976,879    $  896,272    $  921,856    $  976,318    $  977,583    $ 209,046
  Interest expense, net of amounts capitalized         218,562       196,953       211,410       185,232       169,417       44,607
  Distributions on preferred securities of subsidiary   54,327        65,774        59,104        59,104        62,553       14,919
  AFUDC - Debt funds                                     7,117        12,429        23,396        13,574         8,405        1,836
                                                    ----------    ----------    ----------    ----------    ----------    ---------
         Earnings as defined                        $1,256,885    $1,171,428    $1,215,766    $1,234,228    $1,217,958    $ 270,408
                                                    ==========    ==========    ==========    ==========    ==========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
  Interest on long-term debt                        $  182,879    $  164,375    $  171,994    $  162,546    $  138,850    $  37,826
  Interest on affiliated loans                               0             0             0        12,389         9,793        1,390
  Interest on interim obligations                       12,213        19,787        28,262        12,693         3,074            0
  Amort of debt disc, premium and expense, net          13,378        15,127        14,257        15,106        16,108        4,023
  Other interest charges                                17,209        10,094        20,292        (3,929)        9,996        3,204
  Distributions on preferred securities of subsidiary   54,327        65,774        59,104        59,104        62,553       14,919
                                                    ----------    ----------    ----------    ----------    ----------    ---------
         Fixed charges as defined                   $  280,006    $  275,157    $  293,909    $  257,909    $  240,374    $  61,362
                                                    ==========    ==========    ==========    ==========    ==========    =========



RATIO OF EARNINGS TO FIXED CHARGES                       4.49          4.26           4.14          4.79          5.07         4.41
                                                         ====          ====           ====          ====          ====         ====


Note:  The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric
        Generating Company.

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